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                                                                   EXHIBIT 10.43


November 20, 2003

Mr. Michael Ruffolo
5 Cobblestone Place
Sudbury, Massachusetts 01776

Dear Mike:

I am pleased to confirm our interest in having you join the Switchboard, Inc. Board of Directors. In consideration of your service we provide the following compensation:

         -        $25,000 annual retainer, paid quarterly

         -        $5,000 committee chair annual retainer, paid quarterly

         - $3,000 committee member (non-chair) annual retainer, paid quarterly

         - A non-qualified stock option to purchase 40,000 shares of Switchboard, Inc. common stock granted, at an exercise price equal to the closing price, on the day of your appointment to the board. This option will vest over four (4) years at the rate of 10,000 shares every twelve (12) months.

         - A non-qualified stock option to purchase 15,000 shares of Switchboard, Inc. common stock granted, at an exercise price equal to the closing price, on the day of each annual meeting. This option vests 100% on the twelve (12) month anniversary.

         - A non-qualified stock option to purchase 20,000 shares of Switchboard, Inc. Common stock granted, at an exercise price equal to the closing price, on your four-year anniversary as a board member. This option will vest over four (4) years at the rate of 5,000 shares every 12 months.

         -        Upon a change in control 100% of unvested stock options vest

         - Subject to further discussions between the two of us, you will be asked to join at least one Committee of the Board of Directors.

Your appointment to the Switchboard Board of Directors is contingent on board approval which I plan to address on or before December 10, 2003.

Mike, I am excited about your joining the team at Switchboard. I am confident that your extensive business experience will make you an extremely valuable addition to our board and an immediate contributor to our board's decision-making processes. We have some great opportunities ahead of us and I believe that Switchboard represents an exciting and unique opportunity.

Please return a signed copy of this letter to me in the enclosed envelope to confirm your acceptance of this offer, and/or call me at 508-898-1602 to discuss any follow on questions.

Sincerely,



William P. Ferry


Chairman of the Board                        Accepted: /s/ Michael Ruffolo
                                                       -----------------------
                                                       Michael Ruffolo